Westway Group, Inc. Class B Common Shareholder Names Directors

New Orleans, June 10-Westway Group, Inc. (NASDAQ: WWAY) ("Westway" or the "Company") today announced that Agman Louisiana, Inc. -- an affiliate of ED&F Man Holdings Ltd. -- has notified the Company that it intends to nominate and elect Mr. Philip A. Howell, Mr. James B. Jenkins, and Mr. Anthony J. Andrukaitis to the Board of Directors of the Company at the Company's Annual Meeting of shareholders to be held on June 16, 2011. Agman Louisiana, Inc., as the registered owner of all of the issued and outstanding shares of the Company's Class B Common stock, is entitled to elect three of the seven members of the Board of Directors of the Company.

Mr. Howell and Mr. Jenkins currently serve on the Board of the Company, having been previously elected by the Class B shareholder. Mr. Andrukaitis has not previously been associated with the Company or the ED&F Man group and has been selected by the ED&F Man group for his prior experience in the bulk liquid terminal business and for his independence from both the Company and the ED&F Man group. It is expected that, as a result of actions at the Annual Meeting and a Board meeting following it, a majority of the members of the Board will be independent within the meaning of Nasdaq Listing Rule 5605(a)(2) and the Audit Committee will be composed of three independent directors.

Mr. Andrukaitis, age 57, was formerly president and CEO of GATX Terminals Corporation and was a member of the GATX Terminals management team for more than 25 years. He brings extensive knowledge and experience to the Westway Board--including skills in finance, marketing, and operations and experience in terminal operations both domestically and internationally. Mr. Andrukaitis is a CPA and holds a Bachelor of Science degree in Accounting from the University of Illinois and a Master of Business Administration degree from DePaul University.

Francis Jenkins, Chairman of the Board, stated that "we look forward to the contributions that Mr. Andrukaitis, as a new addition to our board, will be able to make to the overall governance and future direction of the Company."

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the risk factors described in our most recent Form 10-Q and Form 10-K filed with the SEC.

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

Contact: Thomas A. Masilla, Jr.

Chief Financial Officer

504-636-4245